Exhibit 3.4

AMENDMENT NUMBER ONE

TO THE

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ALION SCIENCE AND TECHNOLOGY CORPORATION

Alion Science and Technology Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware, hereby certifies pursuant to Section 242 of the Delaware General Corporation Law (“DGCL”) that:

FIRST:                                                      The name of the corporation is Alion Science and Technology Corporation (the “Corporation”).  The date of filing of the Corporation’s original certificate of incorporation with the Secretary of State of the State of Delaware was October 10, 2001.  The original name of the Corporation was Beagle Holdings, Inc.

SECOND:                                       The Board of Directors of the Corporation has duly adopted a resolution setting forth an amendment to the Corporation’s fourth amended and restated certificate of incorporation (the “Certificate of Incorporation”) and declaring its advisability.

THIRD:                                                  The stockholders of the Corporation have duly approved such amendment in accordance with Sections 228 (by written consent of the sole record stockholder of the Corporation) and 242 of the DGCL.

FOURTH:                                     Article “Eighth” of the Certificate of Incorporation is hereby amended by striking the third sentence thereof and replacing the same with the following:

The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible as determined from time to time by the Board of Directors, except that no such class shall have less than two directors, the first class (“Class 1”) to be elected for a term beginning effective as of the closing (the “Closing”) of the last of the transactions to close in connection with the Corporation’s exchange offer set forth in its Registration Statement on Form S-1 declared effective by the U.S. Securities and Exchange Commission on August 11, 2014, as subsequently amended (the “Registration Statement”), and expiring at the annual meeting of the stockholders of the Corporation to be held no earlier than the first anniversary of the Closing and no later than the end of the Corporation’s fiscal year immediately succeeding such first anniversary, the second class (“Class 2”) to be elected for a term beginning effective as of the Closing and expiring at the annual meeting of the stockholders of the Corporation to be held no earlier than the second anniversary of the Closing and no later than the end of the Corporation’s fiscal year immediately succeeding such second anniversary, and the third class (“Class 3”) to be elected for a term beginning effective as of the Closing and expiring at the annual meeting of the stockholders of the Corporation to be held no earlier than the third anniversary of the Closing and no later than the end of the Corporation’s fiscal year immediately succeeding such third anniversary, with each such class to hold office until its respective successors are duly elected and qualified.

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IN WITNESS WHEREOF, Alion Science and Technology Corporation has caused this Amendment Number One to the Fourth Amended and Restated Certificate of Incorporation of the Corporation to be signed under penalty of perjury by Bahman Atefi, the Corporation’s Chief Executive Officer, as his act and deed certifying that the facts stated herein are true this 18th day of August, 2014.

/s/ Bahman Atefi
Name:	Bahman Atefi
Title:	Chief Executive Officer

[Signature Page to Amendment Number One to the 4th A&R Certificate of Incorporation]